United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                              (Amendment No. _2_)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           DIGITAL INSIGHT CORPORATION
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   25385P 10 6
               ---------------------------------------------------
                                 (CUSIP Number)


                                  June 7, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

CUSIP No.  25385P 10 6                                        Page 2 of 15 Pages



(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

        Menlo Ventures VII, L.P.
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power             -0-
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power           -0-
Person With
                                   (7)      Sole Dispositive Power        -0-

                                   (8)      Shared Dispositive Power      -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

             -0-
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

             0.0%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 15 pages

CUSIP No.   25385P 10 6                                       Page 3 of 15 Pages


(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

        Menlo Entrepreneurs Fund VII, L.P.
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power            -0-
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power       -0-

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

             -0-
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

                  0.0%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 15 pages

CUSIP No.   25385P 10 6                                       Page 4 of 15 Pages


--------------------------------------------------------------------------------
(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

        MV Management VII, L.L.C.
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power            -0-
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power       -0-

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  -0-
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

                  0.0%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 15 pages

CUSIP No.   25385P 10 6                                       Page 5 of 15 Pages


--------------------------------------------------------------------------------
(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         H. DuBose Montgomery
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power         20,000
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power    20,000

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  20,000
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

                  0.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 15 pages

CUSIP No.   25385P 10 6                                       Page 6 of 15 Pages


--------------------------------------------------------------------------------
(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Thomas H. Bredt
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power            -0-
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power       -0-

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  -0-
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

                  0.0%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 15 pages

CUSIP No.   25385P 10 6                                       Page 7 of 15 Pages


--------------------------------------------------------------------------------
(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Douglas C. Carlisle
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power         49,757
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power    49,757

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  49,757
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

              0.2%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 15 pages

CUSIP No.   25385P 10 6                                       Page 8 of 15 Pages


--------------------------------------------------------------------------------
(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

      John W. Jarve
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power         54,618
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power    54,618

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

              54,618
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

              0.2%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 8 of 15 pages

CUSIP No. 25385P 10 6                                         Page 9 of 15 Pages


--------------------------------------------------------------------------------
(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

      Michael D. Laufer
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power         19,904
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power    19,904

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

              19,904
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

              0.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 9 of 15 pages

CUSIP No. 25385P 10 6                                        Page 10 of 15 Pages


--------------------------------------------------------------------------------
(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

      Sonja L. Hoel
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power         12,199
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power    12,199

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

              12,199
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

              0.0%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 10 of 15 pages

CUSIP No. 25385P 10 6                                        Page 11 of 15 Pages


--------------------------------------------------------------------------------
(1)Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

      Mark A. Siegel
--------------------------------------------------------------------------------
(2)Check The Appropriate Box If A Member Of A Group       (a)
                                                          (b)    X

--------------------------------------------------------------------------------
(3)SEC Use Only


--------------------------------------------------------------------------------
(4)Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power            -0-
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power          -0-
Person With
                                   (7)      Sole Dispositive Power       -0-

                                   (8)      Shared Dispositive Power     -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

              0
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

              0.0%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 11 of 15 pages

Item 1.

(a)      Name of Issuer:  Digital Insight Corporation ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  26025 Mureau Road
                  Calabasas, California 91302

Item 2.

(a)      Name of Person Filing:

         Menlo Ventures VII, L.P. ("MV VII")
         Menlo Entrepreneurs Fund VII, L.P. ("MEF VII")
         MV Management VII, L.L.C. ("MVM VII")
         H. DuBose Montgomery ("HDM")
         Thomas H. Bredt ("THB")
         Douglas C. Carlisle ("DCC")
         John W. Jarve ("JWJ")
         Michael D. Laufer ("MDL")
         Sonja L. Hoel ("SLH")
         Mark A. Siegel ("MAS")

(b)      Address of Principal Business Office:

         3000 Sand Hill Road
         Building 4, Suite 100
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         Entities:                  MV VII           -        Delaware
                                    MEF VII          -        Delaware
                                    MVM VII          -        Delaware

         Individuals:               HDM              -        United States
                                    THB              -        United States
                                    DCC              -        United States
                                    JWJ              -        United States
                                    MDL              -        United States
                                    SLH              -        United States
                                    MAS              -        United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:   25385P 10 6

Item 3.  Not applicable.


                              Page 12 of 15 pages


Item 4         Ownership.

----- ------------ --------- --------- ---------- ---------- ----------- ----------- ----------- ----------- ----------- -----------
                     MV VI    MEF VI     MVM VI      HDM         THB         DCC        JWJ         MDL         SLH         MAS
----- ------------ --------- --------- ---------- ---------- ----------- ----------- ----------- ----------- ----------- -----------

(a)   Beneficial      -0-       -0-        -0-    2,019,305   2,019,305   2,019,305  2,019,305   2,019,305   2,019,305   2,019,305
      Ownership
----- ------------ --------- --------- ---------- ---------- ----------- ----------- ----------- ----------- ----------- -----------

(b)   Percentage      0.0%     0.0%       0.0%       0.1%       0.0%        0.2%        0.2%        0.1%        0.0%        0.0%
      of Class
----- ------------ --------- --------- ---------- ---------- ----------- ----------- ----------- ----------- ----------- -----------

(c)   Sole            -0-       -0-        -0-      20,000       -0-       49,757      54,618      19,904      12,199       -0-
      Voting
      Power
----- ------------ --------- --------- ---------- ---------- ----------- ----------- ----------- ----------- ----------- -----------

      Shared          -0-       -0-        -0-       -0-         -0-         -0-        -0-         -0-         -0-         -0-
      Voting
      Power
----- ------------ --------- --------- ---------- ---------- ----------- ----------- ----------- ----------- ----------- -----------

      Sole            -0-       -0-        -0-      20,000       -0-       49,757      54,618      19,904      12,199       -0-
      Dispositive
      Power
----- ------------ --------- --------- ---------- ---------- ----------- ----------- ----------- ----------- ----------- -----------

      Shared          -0-       -0-        -0-       -0-         -0-         -0-        -0-         -0-         -0-         -0-
      Dispositive
      Power
----- ------------ --------- --------- ---------- ---------- ----------- ----------- ----------- ----------- ----------- -----------

Item 5.        Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date here of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.



                               Page 13 of 15pages

Item 10. Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

Date:    August 23, 2001


MENLO VENTURES VII, L.P.                      MV MANAGEMENT VII, L.L.C.

By:      MV Management VII, L.L.C.
         its general partner


By:      /s/ H. DuBose Montgomery             By:      /s/ H. DuBose Montgomery
   ----------------------------------            -------------------------------
                                                       Managing Member

MENLO ENTREPRENEURS FUND VII, L.P.

By:      MV Management VII, L.L.C.
         its general partner


By:      /s/ H. DuBose Montgomery
   ----------------------------------
         Managing Member


         /s/ H. DuBose Montgomery                      /s/ John W. Jarve
-------------------------------------         ----------------------------------
         H. DuBose Montgomery                          John W. Jarve


         /s/ Thomas H. Bredt                           /s/ Michael D. Laufer
-------------------------------------         ----------------------------------
         Thomas H. Bredt                               Michael D. Laufer


         /s/ Douglas C. Carlisle                       /s/ Sonja L. Hoel
-------------------------------------         ----------------------------------
Douglas C. Carlisle                                    Sonja L. Hoel


         /s/ Mark A. Siegel
-------------------------------------
         Mark A. Siegel


                              Page 14 of 15 pages

EXHIBITS

A:       Joint Filing Statement

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING


         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.


Date:    August 23, 2001

MENLO VENTURES VII, L.P.                      MV MANAGEMENT VII, L.L.C.

By:      MV Management VII, L.L.C.
         its general partner


By:      /s/ H. DuBose Montgomery             By:      /s/ H. DuBose Montgomery
   ----------------------------------            -------------------------------
                                                       Managing Member

MENLO ENTREPRENEURS FUND VII, L.P.

By:      MV Management VII, L.L.C.
         its general partner


By:      /s/ H. DuBose Montgomery
   ----------------------------------
         Managing Member


         /s/ H. DuBose Montgomery                      /s/ John W. Jarve
-------------------------------------         ----------------------------------
         H. DuBose Montgomery                          John W. Jarve


         /s/ Thomas H. Bredt                           /s/ Michael D. Laufer
-------------------------------------         ----------------------------------
         Thomas H. Bredt                               Michael D. Laufer


         /s/ Douglas C. Carlisle                       /s/ Sonja L. Hoel
-------------------------------------         ----------------------------------
Douglas C. Carlisle                                    Sonja L. Hoel


         /s/ Mark A. Siegel
-------------------------------------
Mark A. Siegel



                              Page 15 of 15 pages